CODE OF ETHICS

January 2014

River Road Asset Management, LLC (“River Road”) Code of Ethics

Contents
Background	3
Standards of Conduct	3
Policy	3
Procedure	4
Personal Securities Transactions	8
Background	8
Definitions	8
Policy	8
Procedures	10
Insider Trading	13

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River Road Asset Management, LLC (“River Road”) Code of Ethics

Background

Rule 204A-1 of the Investment Advisers Act of 1940 (“Advisers Act”) requires investment advisers to establish, maintain, and enforce a written code of ethics that applies to all “supervised persons.”1 An adviser to registered investment companies is also required to adopt a Code of Ethics regarding personal investment activities under the Investment Company Act of 1940, Rule 17j-1. An investment adviser’s Code of Ethics represents an internal control and supervisory review to detect and prevent possible insider trading, conflicts of interests, and regulatory violations.

Each employee, temp-to-hire employee, or intern of River Road Asset Management, LLC (“River Road”) is considered a supervised person (“Employee”).  Upon hire and on an annual basis thereafter, each Employee must certify in writing or through an online application that they have received and read, understand, and agree to comply with River Road’s Standards of Conduct, Personal Securities Transactions and Insider Trading Policies and Procedures (known in the aggregate as the “Code of Ethics”).  Employees will receive and shall be required to make a similar certification following any amendment to the Code of Ethics.

Standards of Conduct

Policy

Employees must exercise good faith in their dealings with both River Road and its clients, consistent with the high degree of trust and confidence that is placed in each Employee by River Road.

The need for the stringent application of this principle is heightened by the necessity that River Road, in turn, exercises the highest degree of ethical conduct in its dealings with its clients. This can be accomplished only through each Employee’s individual commitment to River Road’s values: Loyalty, Integrity, Accountability, and Teamwork.

If an Employee discovers that he or she will derive personal gain or benefit from any transaction between River Road and any individual or firm, the Employee must immediately refer the matter and disclose all pertinent facts to River Road’s Chief Compliance Officer (“CCO”) or a manager/supervisor.

River Road’s standards of conduct are necessarily strict because they are intended for the benefit and protection of River Road and its Employees.  No attempt to delineate guidelines for proper conduct can hope to cover every potential situation that may arise during an Employee’s service with River Road.  Whenever there is any doubt about the propriety of any action, Employees must discuss the matter with River Road’s Chief Compliance Officer or a manager/supervisor.   Violations of the Standards of Conduct Policy are grounds for disciplinary action, including dismissal. The standards of conduct set forth herein must be applied fully and fairly without reliance upon technical distinctions to justify questionable conduct.

1 Supervised Person is defined as any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

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River Road Asset Management, LLC (“River Road”) Code of Ethics

Procedure

Conflicts of Interest: Employees may not engage in personal activities that conflict with the best interests of River Road. In addition, Employees may not engage in personal activities that are in conflict with the interests of River Road’s clients.  Upon initial hire and annually thereafter, every Employee is required to complete a conflicts of interest questionnaire designed to identify any actual or potential conflicts of interests that the Employee may have.  If there is any doubt on how to answer the questionnaire, the Employee shall discuss such matters with the CCO or their designee.

Disclosure or Use of Confidential Information: In the normal course of business, Employees may be given or may acquire information about the business of River Road, its clients, or its affiliates which is not available to the general public. This information is confidential and may include financial data, business plans and strategies, examiners’ ratings, and information concerning specific trading decisions.  All Employees are responsible for respecting and maintaining the confidential nature of such information, including taking reasonable care in how and where they discuss, document, store, and dispose of confidential information.  Confidential information may only be disclosed within River Road to those who need to know the information to perform their job functions.

Material, Non-public Information:  Some confidential information is also material, non-public information and subject to the restrictions of federal and state banking and securities laws and regulations as to its communication and use. Material information should be treated as non-public until it is clear the information can be deemed public or ceases to be material, which should be determined in accordance with River Road’s Insider Trading Policies and Procedures.

Outside Activities: If you are a full-time employee, you may not accept outside employment or accept payment for services rendered to others without the prior consent of the CCO or their designee. If warranted, the CCO may defer to the CEO. This includes engagements for teaching, speaking, and the writing of books and articles.  If there are any situations apart from your duties as an Employee of River Road where you may or will be required to provide investment advice, guidance or discretion, you must received pre-approval from the CCO or their designee (for example, acting as an executor or trustee for a family or non-family member or providing investment advice as a member of a non-profit organization’s finance committee).

You are allowed to participate in appropriate professional groups and responsible civic organizations if such participation does not interfere with your duties at River Road, and it is not prohibited or limited because of statutory or administrative requirements regarding conflicts of interest. If there is any possibility that participation in any such organizations would interfere with your duties, you must obtain pre-approval from the CCO or CEO.

Political Activity: In order to comply with the provisions of Rule 206(4)-5 of the Adviser Act, all Employees must comply with the following policies and procedures:

Prohibited Activity:
River Road Employees are prohibited from making political contributions (defined below) to an incumbent, candidate, or successful candidate for elective office (“Official”) of any state or local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds (“Government Entity”).

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River Road Asset Management, LLC (“River Road”) Code of Ethics

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A contribution includes a gift, subscription, loan, advance, deposit of money, or anything of value made for the purpose of influencing an election.  It also includes transition or inaugural expenses incurred by a successful candidate for state or local office.

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A contribution does not include a donation of time by an Employee, so long as River Road has not solicited the Employee’s efforts and River Road’s resources are not used, i.e. office space, telephones, etc.  An Employee’s donation of his or her time generally would not be viewed as a contribution if such volunteering were to occur during non-work hours or vacation time.

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A political contribution to a federal government official or candidate for federal office is not prohibited unless the federal candidate is a state or local government official at the time of running for federal office.  However, River Road’s Executive Committee reserves the right to prohibit any federal contributions if the Executive Committee finds that it conflicts with the best interests of River Road.

Employees are also prohibited from hosting fundraising meetings for an Official of a Government Entity or allowing the use of Employee’s name on any fundraising literature, including being listed on an invitation or other marketing and collateral pieces.

Employees are prohibited from doing any of the above prohibited activity directly or indirectly.  For example, an Employee cannot channel political contributions through family, friends, an attorney, or a political action committee.

Household Members:
Household members of an Employee are not prohibited from making political contributions, but the Employee must provide notice to the CCO or their designee in writing, including via email, before any such contributions are made by a household member.

Borrowing from Clients: You may not borrow money from a client of River Road unless such borrowing is from a bank or other financial institution made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with members of the general public.

Business Transactions for River Road: You may not represent or exercise authority on behalf of River Road in any transaction with any person, firm, company, or organization with which you have any material connection (including, but not limited to, a directorship, officership, family relationship or significant borrowing relationship) or in which you have a material financial interest. You must report any existing or proposed business relationships with any such person, firm, company, or organization to River Road’s CCO or their designee, who will determine with the appropriate levels of management whether such business relationship is “material” for purposes of this prohibition.

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River Road Asset Management, LLC (“River Road”) Code of Ethics

Business Transactions with River Road: If you are authorized by an outside organization to transact business with River Road on the outside organization’s behalf, you must report such authorization to River Road’s CCO or their designee.

Gifts and Entertainment: Employees cannot receive any gift that is more than $25 annually (calendar year basis) per giver (either person or entity) if:

-	the giver is paid with client commissions or soft dollars (“Client Assets”) or
-	the giver is a party dealing with one of River Road’s ERISA client plans in connection with a transaction involving that plan’s assets.

Where a gift is shared among a group, the estimated amount of the gift can be pro-rated among the recipients.

Additionally, no Employee shall, directly or indirectly, give (or permit anyone else to give) anything of service or value, including gratuities, in excess of $100 annually (calendar year basis) to:

-	any person who is licensed with FINRA, or
-	a plan fiduciary of one of River Road’s ERISA clients where the gift relates to the business of recipient’s employer.

An example of a gift includes but is not limited to the following: gift certificates, event tickets, gift baskets, golf shirts, sleeves of golf balls, etc.    This policy is not meant to prohibit personal gifts.

If an Employee attends an event or dinner with any person or entity, this is not considered a gift but is considered entertainment.   Employees are not allowed to be entertained by:

-	any person or entity that is paid with Client Assets, or

-	any person or entity that is a party dealing with one of River Road’s ERISA client plans in connection with a transaction involving the plan’s assets.

Employees can attend the event or dinner at River Road’s or the Employee's expense.  This provision does not apply if it is logistically unreasonable for the Employee or River Road to pay for the Employee at such event or dinner.  For example, if an Employee attends a conference and is incidentally entertained in the normal course of the conference at the expense of a person or entity that is paid for with Client Assets, this provision does not apply.

Employees are also prohibited from receiving gifts and/or entertainment from companies that River Road invests in or may invest in on behalf of its clients (excluding de minimis gifts or entertainment, such as a reasonable onsite lunch or snack during an onsite visit).

Employees are required to report all gifts given or received covered by this policy so they can be tracked by the compliance department to ensure compliance with this policy. If there is any question about Gifts and Entertainment, the Employee shall discuss such matters with the CCO or their designee.

Improper Payments (Bribes or Kickbacks): Employees have an obligation not to take any action that might result in a violation by River Road of the laws of the United States, the Commonwealth of Kentucky, or any other jurisdiction in which River Road does business. The Foreign Corrupt Practices Act (FCPA) provides that in no event may payment of anything of value be offered, promised or made to any government, government entity, government official, candidate for political office, political party or official of a political party (including any possible intermediary for any of the above), foreign or domestic, which is, or could be construed as being, for the purposes of receiving favorable treatment or influencing any act or decision by any such person, organization or government for the benefit of River Road or any other person.

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River Road Asset Management, LLC (“River Road”) Code of Ethics

Economic Sanctions: Under the International Emergency Economics Powers Act (IEEPA), the President of the United States may impose sanctions such as trade embargoes, freezing of assets and import surcharges. The Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury promulgates regulations dealing with economic sanctions. Therefore, no Employee on behalf of River Road may intentionally transact business with those countries or specially designated nationals against which economic sanctions have been imposed unless the appropriate license has been obtained from the OFAC allowing such transaction.

Prohibition on the Use of Information from Your Previous Employer: Employees are prohibited from bringing any documents, software or other items to River Road that may contain the Employee’s previous employer’s confidential, trade secret, or proprietary information. This would include such things as computer files, client lists, financial reports, or other materials that belong to your previous employer. If an Employee has any such materials in his or her possession, they should be returned to the former employer immediately unless the Employee has received permission from the previous employer to use such materials, and the Employee has discussed the issue with River Road’s CCO.

Your Duty to Report Abuses of the Code of Ethics and Standards of Conduct Policy or Other Illegal or Unethical Conduct: Employees have a special obligation to advise the organization of any suspected abuses of River Road policy, suspected criminal or unethical conduct, or any violation of securities law, anti-trust, health and safety, environmental, government contract compliance, any other laws, or River Road policies.  Employees are required to report any of the preceding promptly to the CCO or the Chief Executive Officer.  If reported to the Chief Executive Officer, the CCO will also receive notice of such report.  The Employee will not be subjected to any form of retaliation for reporting legitimate suspected abuses.

Investigations of Reported or Suspected Misconduct: As a financial organization, we have a special duty to safeguard River Road’s proprietary and confidential information of our clients and the organization. In the event of an investigation regarding possible wrongdoing, Employees must cooperate fully.

Information relating to any investigation, including information provided by the Employee or the fact of the Employee’s participation in any investigation, is considered confidential and will only be revealed to individuals not associated with the investigation on a need to know basis.

Any request for information or subpoenas involving River Road must be in writing and directed to the CCO who will coordinate with legal counsel.

Federal Securities Laws: Employees must comply with applicable Federal Securities Laws.

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River Road Asset Management, LLC (“River Road”) Code of Ethics

Personal Securities Transactions

Background

Rule 204A-1 of the Advisers Act requires the reporting of personal securities transactions and holdings periodically as provided below and the maintenance of records of personal securities transactions for those supervised persons who are considered “access persons.”

Definitions

Access Persons: River Road considers the following persons to be Access Persons:

-	All officers and employees of River Road, and

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All interns and temp-to-hire employees with access to non-public information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Affiliated Fund (defined below).

Covered Securities: Covered Securities includes everything not defined below, including all common stocks and corporate bonds.

Open Securities: The following are Open Securities:

1)	direct obligations of the Government of the United States,

2)	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements,

3)	shares issued by money market funds,

4)	shares issued by non-affiliated, open-end funds,

5)	shares issued by unit investment trusts that are invested exclusively in one or more non-affiliated, open-end funds, and

6)	municipal bonds

Preclearance Securities: Preclearance Securities are Affiliated Funds, exchange traded funds, and closed-end funds.

Affiliated Fund: An Affiliated Fund is any mutual fund for which River Road serves as an investment adviser or sub-adviser or any mutual fund whose investment adviser or principal underwriter controls River Road, is controlled by River Road, or is under common control with River Road.

Policy

River Road’s policy allows Access Persons to maintain personal securities accounts provided any personal investing by an Access Person in any accounts in which the Access Person has any direct or indirect beneficial ownership is consistent with River Road’s fiduciary duties to its clients and consistent with regulatory requirements.  An Access Person is presumed to have a beneficial ownership in any personal securities accounts that are held by household members including, but not limited to, the Access Person’s spouse and/or children. However, the CCO has discretion to exempt an Employee from reporting certain household members’ accounts if such exemption is consistent with the Advisers Act.

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River Road Asset Management, LLC (“River Road”) Code of Ethics

Access Persons’ and their minor children’s (17 years old and under) personal securities transactions are subject to the following rules:

(1)	Covered Securities:
a.	Access Persons may not purchase, short, or execute any derivative transactions on any Covered Securities.
b.	Sell transactions (or its equivalent) are allowed on Covered Securities that were owned prior to employment with preclearance of such transactions from the CCO or their designee.
c.	Sell transactions of fractional shares due to stock splits or similar corporate actions do not require preclearance.
d.	Donation of Covered Securities by an Access Person is allowed with preclearance of such donation from the CCO or their designee.
(2)	Preclearance Securities:
a.	Access Persons may purchase, sell, short, cover, or execute derivative transactions on Preclearance Securities with preclearance of such transactions from the CCO or their designee.

b.
Access Persons that participate in defined contribution or automatic investment plans must obtain preclearance for their asset allocations in Preclearance Securities and also for any changes made thereafter from the CCO or their designee.

c.	Donation of Preclearance Securities by an Access Person is allowed with preclearance of such donation from the CCO or their designee.
(3)	Open Securities: Access Persons may purchase, sell, short, cover, donate or execute derivative transactions on Open Securities without preclearance.

Access Persons may apply for an exception from a trading restriction from the CCO, which application may be granted or denied based on the surrounding facts and circumstances.

The Chief Compliance Officer must obtain preapproval from the Chief Risk Officer or their designee when effecting a transaction that requires preclearance.

Household members’ personal securities transactions are subject to the following rules:

(1)	Covered Securities:
a.	Household members must receive preclearance for the right to transact in Covered Securities from the CCO or their designee.
b.
After household members have been approved for the right to transact in Covered Securities, household members may purchase, sell, short, cover, or execute derivative transactions on Covered Securities with preclearance of such transactions from the CCO or their designee.

c.	Donation of Covered Securities by a household member is allowed with preclearance of such donation from the CCO or their designee.
(2)	Preclearance Securities:
a.	Household members may purchase, sell, short, cover, or perform derivative transactions on Preclearance Securities with preclearance of such transactions from the CCO or their designee.
a.
Household members that participate in defined contribution or automatic investment plans that offer Preclearance Securities for investment must obtain preclearance of their asset allocations for Preclearance Securities and any changes made to the allocations thereafter from the CCO or their designee.

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River Road Asset Management, LLC (“River Road”) Code of Ethics

b.	Donation of Preclearance Securities by a household member is allowed with preclearance of such donation from the CCO or their designee.
(3)	Open Securities: Household members may purchase, sell, short, cover, donate or perform derivative transactions on Open Securities without any preclearance.

Miscellaneous: If an Access Persons comes across a situation that is not specifically addressed by this policy, the Access Person must bring the situation to the CCO or their designee for review.  The Executive Committee has the right to limit an Access Person’s personal trading if the Executive Committee deems it to be excessive in volume or complexity as to require a level of personal time and attention that interferes with the performance of employment duties.  This will be determined by the Executive Committee based upon surrounding facts and circumstances.

Portfolio Managers Investment: Following a reasonable period of employment, all portfolio managers are required to have a minimum of 30% of their personal investable assets invested in Affiliated Funds or River Road strategies.  A reasonable period of employment will be established by the CCO and, if necessary, the CEO.  Any exceptions to the above must be approved by written consent of the CCO.

Procedures

River Road has adopted the following procedures to implement and monitor the firm’s policy:

Holdings Report

Requirements: In accordance with Rule 204A-1 under the Investment Advisers Act of 1940, Access Persons shall identify on a form provided by the CCO or their designee (which may be through an online application) all Covered Securities, Preclearance Securities, and municipal bonds in which the Access Person has any direct or indirect beneficial ownership, including any of the preceding held in certificate form (excludes securities held in accounts over which the Access Person has no direct or indirect influence or control).  Each Holdings Report must contain the following information:

(1)	The title and type of security

(2)	The exchange ticker symbol or CUSIP number (as applicable)

(3)	The number of shares

(4)	The principal amount of each security

(5)	The name of any broker, dealer or bank with which the Access Person maintains an account in which securities are held

(6)	The date the Access Person submits the report

An Access Person can satisfy the initial or annual holdings report requirement by timely filing and dating a copy of each investment account statement that lists all of the Access Person’s Covered Securities, Preclearance Securities, and municipal bonds but only if the statement provides all information required in (1) through (6) above.  If an Access Person has previously provided statements with all of the required information and the CCO or their designee has maintained a copy of the statements, the Access Person can satisfy the initial or annual holdings report requirement by timely confirming the accuracy of the statements (in writing or through an online application).  If the statements do not contain all of the required information or if the securities are not held in an account, the Access Person must list out the required information for those securities on the Holdings Report.

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River Road Asset Management, LLC (“River Road”) Code of Ethics

Timing: Each Access Person must submit a Holdings Report to the CCO or their designee within 10 days of becoming an Access Person and annually thereafter.  The CCO or their designee is responsible for contacting new Access Persons and sending out initial and annual Holdings Report forms to all Access Persons.  The information on the Holdings Report or its equivalent must be current as of a date:

-	Not more than 45 days prior to the date the person became an Access Person, in the case of an initial Holdings Report, or

-	Not more than 45 days prior to the date the report was submitted, in the case of an annual Holdings Report.

Investment Account List

Requirements: Each Access Person shall identify on a form provided by the CCO or their designee (which may be through an online application) a list of all investment accounts over which the Access Person has direct or indirect beneficial ownership, except that the Access Person is not required to list any of the following:

-	Accounts where Covered Securities, Preclearance Securities, and municipal bonds are not available for purchase or sell.

-	Accounts where Access Person has no direct or indirect influence or control.

Timing: Each Access Person must submit an Account List to the CCO or their designee within 10 days of becoming an Access Person and annually thereafter.  Additionally, after becoming an Access Person, each Access Person must disclose to the CCO or their designee any new investment accounts required to be reported pursuant to this Code of Ethics.

Brokerage: No Access Person shall open or maintain personal accounts with the institutional broker representatives through which River Road executes non-directed transactions on behalf of advisory clients.

Quarterly Investment Account Statements: It is the responsibility of the Access Person to direct their broker to send copies of their investment account statements and transaction confirmations directly to River Road or to where the Compliance Department designates.  At the start of an Access Person’s employment, River Road will accept copies of account statements and confirms from the Access Person in order to give the Access Person time to set up delivery of account statements and confirms either to River Road or where the Compliance Department designates.  Copies will also be accepted for any period of time where the broker failed to send or River Road did not receive a statement.  For short-term interns or temporary employees that are Access Persons, copies will be acceptable during the internship or temporary employment. The Compliance Department maintains a standard instruction letter that the Access Person may provide to their broker.

The investment account statements and confirms shall contain all transactions of Access Person, including transactions in Covered Securities and Preclearance Securities.  As necessary, investment account statements and confirms shall be received no later than 30 days after the end of the applicable calendar quarter.  Confirms do not need to be received for transactions that are effected pursuant to an automatic investment plan.

January 2014

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River Road Asset Management, LLC (“River Road”) Code of Ethics

Preclearance of Personal Securities Transactions

Requirements: All Access Persons must obtain approval for their transactions or for their household members’ transactions in a Preclearance or Covered Security from the CCO or their designee by filling out a preclearance transaction form (which may be through an online application).

Timing: Preclearance of a trade shall be valid and in effect only until the end of the next business day following the day preclearance is given.  The trade must take place by the end of the day following the date of the preclearance, and if a trade is not made, then a new preclearance must be obtained.  A preclearance also expires if and when the person becomes, or should have become, aware of facts or circumstances that would prevent a proposed trade from being precleared.

Transaction Reports

Requirements: Each person shall identify on a form provided by the CCO or their designee (which may be through an online application) a quarterly securities transaction report that lists all transactions in Covered Securities, Preclearance Securities, and municipal bonds.  Each Transaction Report must contain the following information:

(1)	The date of the transaction

(2)	The title of the security

(3)	The exchange ticker symbol or CUSIP number (as applicable)

(4)	The interest rate and maturity date (as applicable)

(5)	The number of shares

(6)	The principal amount of each security involved

(7)	The nature of the transactions (i.e. purchase, sale or any other type of acquisition or disposition)

(8)	The price of the security at which the transaction was effected

(9)	The name of the broker, dealer or bank with or through which the transaction was effected

(10)	The date the Access Person submits the report

Timing: Each Access Person must submit the Transaction Report no later than 30 days after the end of each calendar quarter.   The report must cover all transactions during the quarter.

Excluded from Preclearance Rules and Transaction Reports are the following:

-	Purchases or sales effected in any account over which the Access Person has no direct influence or control, including non-volitional investment programs or rights;

-	Purchases effected by reinvesting cash dividends pursuant to an automatic dividend reimbursement program (“DRIP”). This exemption does not apply, however, to optional cash purchase pursuant to a DRIP;

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River Road Asset Management, LLC (“River Road”) Code of Ethics

-	Purchases of rights issued by an issuer pro rata to all holders of a class of its securities ( if such rights were acquired from such issuer) and the exercise of such rights; and,

-	Transactions involving the exercise of employee stock options.

Minimum Holding Period For Affiliated Funds: Access Persons may not purchase and sell or sell and purchase the same Affiliated Fund within 30 calendar days.

Personal Investments: You must exercise sound judgment in making personal investments in order to avoid situations contrary to the best interests of River Road. You must also avoid imprudent and questionable activity.

Prohibited Dealings: Trading based upon or communicating “inside information” is prohibited under any and all circumstances.  It is prohibited to use the facilities of River Road to secure new issues for any non-clients, directly or indirectly.  Access Persons are not permitted to, directly or indirectly, purchase securities from or sell securities to client accounts.

Initial Public Offerings and Limited Offerings: Access Persons may not directly or indirectly acquire beneficial ownership in any security in an initial public offering.  Access Persons may not directly or indirectly acquire an interest in a limited offering without approval from the CCO. The approval is based, in part, on whether the investment opportunity should be reserved for clients.

Initial public offering means an offering of securities registered under the Securities Act of 1933 (15 U.S.C. 77a), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)).

Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) (15 U.S.C. 77d(2) or 77d(6)) or pursuant to §§ 230.504, 230.505, or 230.506 of this chapter.

Investment Person Disclosure: Access Persons who have been authorized to acquire securities in a private placement or who have beneficial interests prior to employment with River Road are required to disclose the investment when they play a part in any subsequent consideration of client investments in the issuer.  In such circumstances, River Road's decision to purchase securities is subject to an independent review by investment personnel with no personal interest in the issuer.  Investment Persons, when recommending any security, shall disclose any direct, indirect, or potential conflict of interest related to the issuer of the security being recommended.

Adviser Review: The Compliance Department will review all Access Persons’ transactions and reporting outlined in this document for compliance with the firm’s policies, including the Insider Trading Policy, regulatory requirements, and the firm’s fiduciary duties to its clients, among other things.  The CCO tracks any apparent violations or requested exemptions and reports such activity to the Executive Committee at least quarterly.  The Executive Committee will determine any corrective action and/or sanctions that should be imposed.

Records: The Company shall maintain records in accordance with the Books and Records Policies and Procedures found in River Road’s Policies and Procedures Manual.

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River Road Asset Management, LLC (“River Road”) Code of Ethics

Insider Trading

The Employee certifies that he/she has read, and will abide by the Insider Trading Policies and Procedures found in River Road’s Policies and Procedures Manual.

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